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Contact:     Gary R. Long, President and Chief Executive Officer, or
             John J. Millerick, Senior Vice President and
             Chief Financial Officer
             CalComp Technology, Inc.
             (714) 821-2000

             Roger S. Pondel/Michael Pollock
             Pondel Parsons & Wilkinson
             (310) 207-9300
             (310) 207-5444

                                                           FOR IMMEDIATE RELEASE

          CALCOMP TO INTRODUCE NEW PRODUCT LINE FOLLOWING STRATEGIC
                 ACQUISITION; ANNOUNCES PLANNED RESTRUCTURING

  Anaheim, CA - November 18, - CalComp Technology, Inc. (CalComp) (Nasdaq: CLCP) today announced it has acquired privately held Topaz Technologies, Inc., a Sunnyvale, California-based developer and manufacturer of a proprietary ink jet printing technology, for an undisclosed amount of cash and stock. CalComp said it will use the ink jet printing technology to introduce a new line of large format digital imaging products next year.

  CalComp also announced it will take a one-time restructuring charge of approximately $7.0 million, equal to $.15 per share, in the fourth quarter, ending December 29, 1996. The restructuring charge will cover a write down of the company's facilities, along with severance costs related to the elimination of approximately 235 positions worldwide.

  In addition, CalComp reported that it will sell its 27-acre headquarters facility in Anaheim and relocate operations at another site, not yet selected, in Orange County.

  In announcing the acquisition and the restructuring, Gary R. Long, president and chief executive officer of CalComp, said, "CalComp has ongoing initiatives to move aggressively in re-positioning the company within all the markets we serve. Our goal is to achieve profitable growth on a consistent basis. To achieve our objective, we are embarking on an aggressive plan aimed at increasing sales, cutting operating expenses, streamlining our infrastructure and introducing new products. The Topaz acquisition is the keystone that allows us to do this. The acquisition of this
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proprietary printing technology and realignment of our operations strategy reflects a fundamental change in the way we will conduct our business. These actions will enhance our ability to remain competitive and, ultimately, increase shareholder value."

  Long said the company plans to relocate its headquarter in Orange County and anticipates the move and restructuring will result in a significant savings in operating costs.

  Topaz was founded by Andreas Bibl, Deane Gardner and John Higginson, who also founded publicly traded Raster Graphics, Inc., a San Jose manufacturer of electrostatic printing devices. The three executives will continue with the company under the direction of Bibl.

  "We are excited about joining forces with CalComp and bringing our technology to market," said Bibl. "CalComp's global presence and strong sales and marketing organization will allow us to quickly and effectively establish a new printing technology that we believe will have significant growth potential."

  CalComp has additional manufacturing operations in Scottsdale, Arizona and Gistel, Belgium, and operates other facilities around the globe, primarily in support of sales and service.

  On July 23, 1996, Summagraphics Corporation ("Summagraphics") and CalComp Inc., a wholly-owned subsidiary of Lockheed Martin Corporation, effected a plan of reorganization for the exchange of CalComp Inc. stock for Summagraphics stock, after which Summagraphics changed its name to CalComp Technology, Inc. The newly reorganized company adopted a fiscal year ending on the last Sunday of December (December 29, 1996).

  CalComp Technology, Inc. is a leading supplier of computer graphics peripheral products, including large format LED, direct and dry imaging, vector and ink jet plotters and printers, sign cutters, digitizers and large format scanners. The company's products are marketed throughout the world to the CAD/CAM and graphic arts markets. CalComp Technology, Inc., provides full service product support and technical assistance, sells supplies and provides after-warranty service.

  This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the company's filings with the SEC.